EXHIBIT 11.1

                                                          (PAGE 1 OF 2)

                       TEREX CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                     (in millions except per share amounts)

                                                      Year Ended December 31,

                                                    1995       1994       1993
PRIMARY:

Income (loss) before extraordinary item .........$  (27.7) $    1.2  $  (65.0)
  Less: Accretion of Preferred Stock ............    (7.3)     (6.0)     (0.2)

Income (loss) before extraordinary item
 applicable to common stock .....................   (35.0)     (4.8)    (65.2)

Extraordinary loss on retirement of debt ........    (7.5)     (0.7)     (1.5)

Net income (loss) applicable to common stock ....$  (42.5) $   (5.5) $  (66.7)

Weighted average shares outstanding
 during the period ..............................     10.4      10.3      10

Assumed exercise of warrants at ratio determined
 as of December 31, 1995 ........................      ---(a)   ---(a)    ---(b)

Assumed exercise of stock options ...............      ---(a)   ---(a)    ---(a)

Primary shares outstanding ......................    10.4      10.3      10.0

PRIMARY INCOME PER COMMON SHARE

  Income (loss) before extraordinary item .......$   (3.37)$   (0.46)$   (6.55)
  Extraordinary loss ............................    (0.72)    (0.07)    (0.15)

  Net income (loss) .............................$   (4.09)$   (0.53)$   (6.70)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.


                                                               EXHIBIT 11.1
                                                               (PAGE 2 OF 2)

                       TEREX CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                     (in millions except per share amounts)

                                                   Year Ended December 31,

                                                1995        1994         1993
FULLY DILUTED:

Income (loss) before extraordinary item ....   $  (27.7) $    1.2  $  (65.0)
  Less: Accretion of Preferred Stock .......       (7.3)     (6.0)     (0.2)

Income (loss) before extraordinary item
 applicable to common stock ................      (35.0)     (4.8)    (65.2)
Add: Accretion of Preferred stock assumed
 converted at beginning of period ..........       ---       ---       ---

                                                  (35.0)     (4.8)    (65.2)
Extraordinary loss on retirement of debt ...       (7.5)     (0.7)     (1.5)

Net income (loss) applicable to common stock   $  (42.5) $   (5.5) $  (66.7)

Weighted average shares outstanding
 during the period .........................       10.4      10.3      10
Assumed exercise of warrants at ratio
 determined as of December  31, 1994 .......      ---(a)    ---(a)    ---(a)

Assumed conversion of Preferred Stock ......      ---(a)    ---(a)    ---(b)

Assumed exercise of stock options ..........      ---(a)    ---(a)    ---(a)

Fully diluted shares outstanding ...........       10.4      10.3      10.0


FULLY DILUTED INCOME PER COMMON SHARE

  Income (loss) before extraordinary item ..   $   (3.37)$   (0.46)$   (6.55)
  Extraordinary loss .......................       (0.72)    (0.07)    (0.15)

  Net income (loss) ........................   $   (4.09)$   (0.53)$   (6.70)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.